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"DRAFT"

                                                                [LOGO]
                                                        700 Newport Center Drive
                                                        Newport Beach, CA 92660


                        ROTH INDIVIDUAL RETIREMENT RIDER

This rider is part of the Contract to which it is attached by Pacific Life & Annuity Company ("PL&A").

The Contract under which it has been issued is hereby modified as specified below in order to qualify as a Roth Individual Retirement Annuity (Roth IRA) under section 408A of the Internal Revenue Code of 1986 (the "Code") as amended.

DEFINITIONS

ANNUITANT - is an individual named as a measuring life for periodic annuity payments under this Contract.

ANNUITY START DATE - is the date you choose to have PL&A begin periodic annuity payments to the Annuitant.

CONTINGENT ANNUITANT - is an individual who is designated as a successor when the Annuitant dies. Absent a contrary indication by the Owner at such time, any individual Owner shall be a Contingent Annuitant.

DESIGNATED BENEFICIARY - is an individual designated as a beneficiary by the Owner.

YOU - is the Owner of the Contract.

In order to ensure treatment of the Contract as a Roth IRA the provisions of this rider will control if in conflict with those of the Contract. Notwithstanding any provisions in the contract to the contrary:

1. The Annuitant will at all times be the Owner of the Contract. Such Owner's rights under the Contract shall be nonforfeitable and for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a qualified domestic relations order. In the event of such a transfer, the transferee shall for all purposes be treated as the Owner under this Contract.

3. (a) MAXIMUM PERMISSIBLE AMOUNT. Except in the case of a qualified rollover contribution or a recharacterization (as defined in 3(e) below), no contribution will be accepted unless it is in cash and the total of such contributions to all the individual Owner's Roth IRAs for a taxable year does not exceed the lesser of $2,000, or such Owner's compensation
     [Pub 590 p.37]. This contribution is referred to as a "regular contribution." A "qualified rollover contribution" is a rollover contribution that meets the requirements of section 408(d)(3) of the Code, except that the one-rollover-per-year rule of section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). Contributions may be limited under 3(b) through (d) below.


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     (b) REGULAR CONTRIBUTION LIMIT. If (i) and/or (ii) below apply, the maximum regular contribution that can be made to all the Owner's Roth IRAs for a taxable year is the smaller of the amounts determined under (i) or (ii) below.
           (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in (f) below) in accordance with the following table:

                                        Full                Phase-out                        No
Filing Status                       Contribution              Range                     Contribution
----------------------------------------------------------------------------------------------------
                                                       Modified AGI
                                    ----------------------------------------------------------
Single or Head                      $95,000 or less         Between $95,000             $110,000
Of Household                                                and $110,000                or more

Joint Return                        $150,000 or less        Between $150,000            $160,000
Or Qualifying                                               and $160,000                or more
Widow(er)

Married-                            $0                      Between $0                  $10,000
Separate Return                                             and $10,000                 or more

If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. The preceding limits may change as indexed for inflation or amended by tax law.

           (ii) If the Owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner's nonRoth IRAs for the taxable year.

     (c) QUALIFIED ROLLOVER CONTRIBUTION LIMIT. A rollover from a nonRoth IRA cannot be made to this IRA if, for the year the amount is distributed from the nonRoth IRA, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000 or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.
     (d) SIMPLE IRA LIMITS. No contributions to this Roth IRA Contract will be accepted under a SIMPLE IRA Plan established by any employer pursuant to Code section 408(p). Also, no transfer or rollover of funds to this Roth IRA Contract and attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA Plan prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA Plan.
     (e) RECHARACTERIZATION. A regular contribution to a nonRoth IRA may be recharacterized pursuant to the rules in section 1.408A-5 of the regulations as regular contribution to this Roth IRA, subject to the limits in (b) above.
     (f) MODIFIED AGI. For purposed of (b) and (c) above, an Owner's modified AGI for a taxable year is defined in Code section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a nonRoth IRA (a "conversion").


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4.   Additional Purchase Payments (or premium payments) under the Contract must be at least equal to the minimum amount stated in the Purchase Payments (or Premiums) provision of the Contract.

5. Any Purchase Payments (or premiums) refund declared by PL&A other than refunds attributable to excess contributions will be applied toward the purchase of additional benefits before the close of the calendar year following the refund.


6.        (a)  Upon the death of the Owner, distribution of the Owner's entire interest in this Contract shall be completed by December 31 of the calendar year containing the fifth anniversary of the Owner's death except to the extent that an election is made to receive distribution in accordance with (i) or (ii) below:

          (i) If the Owner's interest is payable to a designated beneficiary, then the entire interest of the Owner may be distributed over the life, or over a period certain not greater than the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.
          (ii) If the designated beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with
               (i) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Owner died or the date on which the Owner would have attained age 70 1/2.

(b) If the designated beneficiary is the Owner's surviving spouse, such spouse may elect to treat the contract as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse makes regular contributions to the contract, makes a rollover to or from such contract, or fails to take distributions under (a) above.

(c) Payments required under (a)(i) or (a)(ii) above must be made at intervals of no longer than 1 year and must be either nonincreasing or increasing as provided in Q&A F-3 of section 1.401(a)(9)-1 of the proposed regulations.

(d) Life expectancy is computed by use of the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations. If the designated beneficiary is the Owner's surviving spouse, then, unless otherwise elected by such surviving spouse by the time distributions are required to begin, such surviving spouse's life expectancy shall be recalculated annually. Such election shall be irrevocable by such surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to (a)(i) or (a)(ii) above, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

7. PL&A shall furnish annual calendar year reports concerning the status of the Contract.

8. The Contract as amended by this rider is intended to qualify as a Roth IRA contract for federal income tax purposes. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. PL&A reserves the right to amend this rider to comply with future changes in the Code, any regulations or


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     rulings issued thereunder and to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington, where affirmative consent is required). PL&A shall provide the Owner with a copy of any such amendment.

                           SIGNED FOR PACIFIC LIFE & ANNUITY COMPANY,




     /s/ William L. Ferris,                        /s/ Audrey L. Milfs

     President and Chief Executive Officer         Secretary


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